                                  [TOPPS LOGO]



                             THE TOPPS COMPANY, INC.



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 25, 1997


To the Stockholders of
  THE TOPPS COMPANY, INC.

      You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of The Topps Company, Inc., a Delaware corporation (the "Company"), which will be held at Chase Manhattan Bank, 1 Chase Manhattan Plaza, Street Floor Auditorium, New York, New York, on June 25, 1997 at
10:30 A.M., New York time, for the following purposes:

      1.   To elect two directors to serve for three-year terms until the annual meeting of stockholders to be held in the year 2000;
      2.   To ratify the appointment by the Board of Directors of Deloitte &
           Touche LLP as independent auditors for the Company for the fiscal year ending February 28, 1998;

      3. To consider, if properly brought before the meeting, a stockholder proposal, opposed by the Board of Directors and management, regarding elimination of election of the Company's directors by classes;

      4. To consider, if properly brought before the meeting, a stockholder proposal, opposed by the Board of Directors and management, regarding the form of compensation to be paid to non-employee directors of the Company;

      5. To consider, if properly brought before the meeting, a stockholder proposal, opposed by the Board of Directors and management, regarding the retention of an investment bank to explore alternatives to enhance the value of the Company; and

      6. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on May 15, 1997 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

                                           By order of the Board of Directors,


                                           Arthur T. Shorin
                                           Chairman and
                                           Chief Executive Officer

Dated:  May 23, 1997


Whether or not you expect to be present at the Annual Meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope. In the event you attend the Annual Meeting and vote in person, the proxy will not be used.

                             THE TOPPS COMPANY, INC.

                              One Whitehall Street
                            New York, New York 10004


                                 PROXY STATEMENT


                                     GENERAL

      This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of The Topps Company, Inc. (the "Company") to be voted at the annual meeting of stockholders of the Company (the "Annual Meeting") to be held at Chase Manhattan Bank, 1 Chase Manhattan Plaza, Street Floor Auditorium, New York, New York, on June 25, 1997 at 10:30 A.M., New York time, and at any adjournment or postponement thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended March 1, 1997 is being mailed to all stockholders with this Proxy Statement. The approximate mailing date of this Proxy Statement is May 23, 1997.

Proxy Information

      All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld. Where a choice is specified as to the proposals described in the foregoing notice, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Company's Board of Directors (the "Board of Directors") intend to vote (i) for the nominees for election as directors of the Company listed herein, (ii) for the ratification of the appointment by the Board of Directors of Deloitte & Touche LLP as auditors for the Company for the fiscal year ending February 28,1998, and (iii) against all stockholder proposals set forth in this Proxy Statement. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto at the discretion of the person or persons holding such proxy.

      Stockholders who execute proxies may revoke them at any time before they are voted by written notice to the Company, by submitting a new proxy or by personal ballot at the Annual Meeting.

Record Date and Voting

         As of May 15, 1997, the Company had outstanding 46,400,010 shares of common stock, par value $.01 per share ("Common Stock"), entitled to be voted at the Annual Meeting, each share being entitled to one vote on each matter submitted to a vote of stockholders. Only stockholders of record at the close of business on May 15, 1997 will be entitled to vote at the Annual Meeting. The presence in person or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as may properly come before the Annual Meeting. For purposes of determining whether a proposal has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. In instances where nominee recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy ("broker non-votes"), those shares of Common Stock will not be included in the vote totals and, therefore, will have no effect on the vote. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information available to the Company as to shares of Common Stock owned as of May 15, 1997 by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director and nominee for election as a director, (iii) each executive officer designated in the section of this Proxy Statement captioned "Executive

Compensation," and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the shares of Common Stock shown.





                       Name of                             Amount and Nature             Percent of Shares
                  Beneficial Owner                      of Beneficial Ownership             Outstanding
                 -----------------                      -----------------------          ------------------
 Arthur T. Shorin(1)(2)(3)...........................             2,393,989                       5.1%
 Seymour P. Berger(1)(2).............................               360,768                        *
 Ronald L. Boyum(3)..................................               131,500                        *
 Allan A. Feder(2)(4)................................                67,000                        *
 Stephen D. Greenberg(4).............................                52,000                        *
 John J. Langdon(1)(3)...............................               900,033                       1.9
 Wm. Brian Little(4)(5)..............................               551,487                       1.2
 David M. Mauer.(4)..................................                19,000                        *
 John Perillo(3).....................................                90,000                        *
 Jack H. Nusbaum(4)..................................                54,000                        *
 Stanley Tulchin(4)..................................                81,175                        *
 The Capital Group Companies, Inc.(6)
      333 South Hope Street
      Los Angeles, California 90071..................             6,016,300                      13.0
 Investors Group, Inc.(7)
      One Canada Centre
      447 Portage Avenue
      Winnipeg, Manitoba R3C 3B6 Canada..............             2,864,800                       6.2
 All directors and executive officers as a group
      (22 persons)...................................             5,848,200                      12.0

----------------------
*     less than 1.0%



(1) Each of Messrs. Shorin, Berger and Langdon is a director and an executive officer.

(2) Does not include 50,000, 100,000 and 603 shares of Common Stock owned by the immediate family of each of Messrs. Shorin, Berger and Feder, respectively. Messrs. Shorin, Berger and Feder disclaim beneficial ownership of such shares.

(3) With respect to 200,000 shares of Common Stock beneficially owned by Mr. Shorin, all of the shares of Common Stock beneficially owned by Messrs. Boyum, and Perillo and 890,033 shares of Common Stock beneficially owned by Mr. Langdon, each of Messrs. Shorin, Boyum, Perillo and Langdon has the right to acquire such shares upon the exercise of options.

(4) With respect to 52,000 shares of Common Stock beneficially owned by each of Messrs. Feder, Little and Nusbaum, 45,000 shares of Common Stock beneficially owned by Mr. Greenberg, 31,000 shares of Common Stock beneficially owned by Mr. Tulchin, and 14,000 shares of common stock beneficially owned by Mr. Mauer each of Messrs. Feder, Little, Nusbaum, Greenberg, Tulchin and Mauer has the right to acquire such shares upon the exercise of options.

(5) Does not include 17,517 hares of Common Stock owned by Wm. Brian Little 1983 Trust f/b/o Gregory Little and 16,517 shares of Common Stock owned by Wm. Brian Little 1983 Trust f/b/o Jacqueline Little, which trusts were established by Mr. Little for the benefit of his children. Mr. Little disclaims beneficial ownership of such shares.

(6) Based upon a Schedule 13G filed on February 12, 1997 with the Securities and Exchange Commission (the "SEC") by The Capital Group Companies, Inc.

(7) Based upon information provided to the Company by Investor Group Financial Services Inc., a Canadian investment management company ("Management Company"), which provides investment management for Investors U.S. Growth Fund, a Canadian unit trust mutual fund ("Growth Fund"), and Investors Global Fund, a Canadian unit trust mutual fund (Global fund and, together with Growth Fund, the "Funds") Growth Fund and Global
      Fund beneficially own 2,238,800 and 626,000 shares of Common Stock, respectively. According to a Schedule 13D, dated June 8, 1995 filed by Management Company and the Funds, as amended, 100% of the issued and outstanding capital stock of Management Company is owned by Investors Group Trustco Inc. ("Trustco"), and the Funds and Management Company are ultimately controlled by Investors Group Inc. through its ownership of
      100% of the issued and outstanding capital stock of Trustco.   Management
      Company disclaims beneficial ownership of all shares held by the Funds, and each Fund disclaims beneficial ownership of all shares held by the other Fund.

                              ELECTION OF DIRECTORS

      There are currently nine members of the Board of Directors which is divided into three classes (currently four, three and two members), with each class serving for a period of three years. One class of Directors is elected by the stockholders annually. This year Messrs. Arthur T. Shorin, and Wm. Brian Little have been nominated to stand for re-election for a term that expires at the annual meeting of stockholders to be held in the year 2000. There is one vacancy on the Board of Directors, which is not being filled at the present time.

      Directors will be elected by the plurality vote of the holders of Common Stock entitled to vote at the Annual Meeting and present in person or by proxy. It is the intention of the persons named in the enclosed proxy to vote, unless otherwise indicated, for the election as directors of the persons nominated in the table below.

      Should any one or more of these nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

      The following table sets forth the name, age and principal business experience during the past five years of each director of the Company.

                                                        Business Experience                     Director of the
                                                        During Past 5 Years,                      Company or its
 Name                                                 Age and Other Information                 Predecessors Since
------                                  ------------------------------------------------       --------------------

 Nominees to Serve in Office  Until
 2000

 Arthur T. Shorin...................    Chairman of the Board and Chief Executive Officer             1960
                                          of the Company and its predecessor since 1980.
                                          Mr. Shorin is 61 years of age.


 Wm. Brian Little...................     Private Investor since January 1995.  Special                1984
                                          Limited Partner of FLC  Partnership, the General
                                          Partner of Forstmann Little & Co., January 1994
                                          to December 1994. Mr. Little was a General
                                          Partner of FLC Partnership from 1978, when he
                                          co-founded Forstmann Little & Co., until January
                                          1994.  Mr. Little is also a Director of Aldila,
                                          Inc. and Department 56, Inc.  Mr. Little is 55
                                          years of age.



                                       3

                                                        Business Experience                     Director of the
                                                        During Past 5 Years,                      Company or its
 Name                                                 Age and Other Information                 Predecessors Since
------                                  ------------------------------------------------       --------------------

 Directors to Continue in Office
 Until 1998

 John J.                                President and Chief Operating Officer of the                1989
 Langdon.......................           Company since 1988.  Mr. Langdon is 49 years of
                                          age.


 Allan A.                               An independent business consultant for more than            1992
 Feder........................            the past five years and Chief Executive Officer
                                          of Vitarroz Corporation (a proprietary brand
                                          food company) since 1988.  Mr. Feder is also a
                                          Director of Edward Don & Co., Inc. Mr. Feder is
                                          65 years of age.

 David M. Mauer......................    Chief Executive Officer of Riddell Sports Inc.             1996
                                          (manufacturer and reconditioner of football
                                          equipment) since 1993.  Mr. Mauer was President
                                          of Mattel USA (toy company) from 1990 until
                                          1993.  Mr. Mauer is 48 years of age.

 Jack H. Nusbaum.....................    Chairman of the New York law firm of Willkie Farr          1992
                                          & Gallagher and a partner in that firm for more
                                          than twenty-five years.  Mr. Nusbaum is also a
                                          Director of W. R. Berkley Corporation; Fine Host
                                          Corporation; Pioneer Companies, Inc.; Prime
                                          Hospitality Corp.; and Hirschl & Adler
                                          Galleries, Inc.  Mr. Nusbaum is 56 years of age.

 Directors to Continue in Office
 Until 1999

 Seymour P. Berger..................    Vice President - Sports and Licensing of the               1991
                                          Company since 1974.  Mr. Berger is 73 years of
                                          age.


 Stephen D. Greenberg...............    President of Classic Sports Network, Inc. (a cable         1993
                                          television programming service) since November
                                          1993.  President of Stephen D. Greenberg, P.C.
                                          (an independent business consulting firm) from
                                          April 1993 through October 1993.  From 1990 to
                                          April 1993, Deputy Commissioner and Chief
                                          Operating Officer of Major League Baseball.  Mr.
                                          Greenberg is 48 years of age.


 Stanley Tulchin....................    Chairman of Stanley Tulchin Associates, Inc. (a            1987
                                          commercial collection agency) since 1955.  Mr.
                                          Tulchin is also Chairman and Chief Executive
                                          Officer of Reprise Capital Corporation (a
                                          venture capital fund) and a Director of PCA
                                          International, Inc. (commercial photographers),
                                          in each case for more than the past five years.
                                          Mr. Tulchin is 70 years of age.


      The Board of Directors met five times during the fiscal year ended
March 1, 1997. Each of the Directors who served during such period, except for Mr. Theodore J. Forstmann, attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which they were members during such period. Mr. Theodore J. Forstmann resigned as a director as of April 30, 1996 due to severe time constraints.

      The Company has a Compensation Committee responsible for recommending officers' remuneration and administering The Topps Company, Inc. 1996 Stock Option Plan (as ratified on June 26, 1996), and with respect to options granted prior to June 26, 1996, the 1987 Stock Option Plan. The members of the Compensation Committee for the fiscal year ended March 1, 1997 were Messrs.
Wm. Brian Little and Stanley Tulchin, neither of whom is an employee of the Company. The Compensation Committee held nine meetings during the fiscal year ended March 1, 1997.

       The Company has an Audit Committee which makes recommendations regarding the appointment of independent certified public accountants, monitors their performance, reviews all reports submitted by them and consults with them with regard to the adequacy of internal controls. The members of such committee for the fiscal year ended March 1, 1997 were Messrs. Allan A. Feder, Stanley Tulchin, Stephen D. Greenberg and David M. Mauer (from April 2, 1996). During the fiscal year ended March 1, 1997, there were two meetings of the Audit Committee. None of the members of the Audit Committee are employees of the Company.

         The Company does not have a nominating committee.



Section 16(a) Reporting Compliance

      The Company's executive officers, directors and ten percent stockholders are required under the Securities and Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership with the SEC. Based solely upon its review of the copies of reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that all filing requirements applicable to its executive officers, directors and ten percent stockholders were complied with during the fiscal year ended March 1, 1997.

Compensation of Directors

      Directors who are not also officers of the Company receive directors' fees of $8,000 per year, plus $500 for each day on which the director attended in person a meeting of the Board of Directors and/or any committee thereof. Directors who are also officers of the Company are not compensated for their duties as Directors.

       Pursuant to the 1994 Non-Employee Directors Stock Option Plan, on
June 26, 1996 each of Messrs. Allan A. Feder, Stephen D. Greenberg, Wm. Brian Little, David M. Mauer, Jack H. Nusbaum and Stanley Tulchin, none of whom is an employee of the Company, received options to purchase 7,000 shares of Common Stock at a price of $5.25 per share. The options are exercisable after June 25, 1997 and have a term of five years from the date of grant.

       Pursuant to the 1987 Stock Option Plan, on March 5, 1996 Mr. David M. Mauer, received options to purchase 21,000 shares of Common Stock at a price of $4.75 per share. The options vest over a three-year term beginning
March 4, 1997 and have a term of ten years from the date of grant.

                             EXECUTIVE COMPENSATION

      The following table sets forth for each of the last three fiscal years information regarding the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended March 1, 1997.


                                       Summary Compensation Table(1)



                           Annual Compensation Awards               Long-Term Compensation
                         ----------------------------------      --------------------------------------


                          Fiscal                                      Securities             All Other
                          Year      Salary(2)        Bonus       Underlying Options/      Compensation
Name and Principal        Ended       ( $)            ($)             SARs (#)                 ($)
-------------------       ------    ---------        ------      -------------------      -------------
Position

Arthur T. Shorin.......   1997      $822,269
  Chairman and Chief      1996       838,082                           400,000
  Executive Officer       1995       822,269                           500,000(3)

John J. Langdon........   1997       402,155                                                14,115(4)
  President and Chief     1996       409,889                            20,000              14,115(4)
  Operating Officer       1995       554,981                           175,000              14,115(4)

Seymour P. Berger......   1997       257,097
  Vice President -        1996       262,041
  Sports and Licensing    1995       257,097

Ronald L. Boyum........   1997       234,511         40,000
  Vice President -        1996       222,643                            13,500
  Marketing and Sales     1995       197,492                            15,000

John Perillo..............1997       196,954         33,000
  Vice President -        1996       187,375                             7,500
  Operations              1995       172,210                            15,000


---------------------


  (1) Because none of the named executive officers received (a) perquisites and other personal benefits (including, for certain of the named executive officers, medical reimbursements, moving expenses and car use allowances in excess of the lesser of $50,000 or 10% of such officer's annual salary and bonus, (b) any other compensation required to be reported or (c) any restricted stock awards, information relating to "Other Annual Compensation" and "Restricted Stock Awards" is inapplicable and has therefore been omitted from the table.

  (2) The Company's fiscal year ended March 2, 1996 consisted of 53 weeks, while the two other fiscal years in the table contained 52 weeks. Therefore, salary levels for the fiscal year ended March 2, 1996 reflect an additional one week's salary.

  (3) All cash-only SARs granted in fiscal 1995 were cancelled without payment as of March 29, 1995.

  (4) This amount represents the payment of premiums on a life and disability insurance policy maintained by the Company on behalf of Mr. Langdon. See "Employment Agreements."

                      Option/SAR Grants in Last Fiscal Year

       There were no grants of stock options or stock appreciation rights ("SARs") made during the fiscal year ended March 1, 1997 to any of the executive officers named in the Summary Compensation Table.


               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

         The following table provides information regarding the exercise of options/SARs during the fiscal year ended March 1, 1997 and the number and value of unexercised options and SARs held at fiscal year end by each of the executive officers named in the Summary Compensation Table.

         (a)                   (b)              (c)                  (d)                              (e)
                                                            Number of Securities             Value of Unexercised
                                                           Underlying Unexercised                In-the-Money
                                                                Options/SARs                     Options/SARs
                                                                at FY-End (#)                    at FY-End ($)
                         Shares Acquired       Value      ----------------------------    -----------------------------
         Name            on Exercise (#)    Realized($)   Exercisable    Unexercisable    Exercisable     Unexercisable
----------------------   ---------------    -----------   -----------    -------------    -----------     -------------

Arthur T. Shorin......          0                0          200,000       200,000              0                0
John J. Langdon.......          0                0          890,033        17,467          $101,175             0
Seymour P. Berger.....          0                0              0            0                 0                0
Ronald L. Boyum.......          0                0          131,500        14,000              0                0
John Perillo..........          0                0           90,000        10,000              0                0

-------------------


Pension Benefits

      The Company maintains a tax qualified non-contributory defined benefit pension plan for its eligible employees (the "Retirement Plan"). The Summary Compensation Table contained in this Proxy Statement does not include the benefit accruals in respect of the named executive officers under the Retirement Plan. The estimated annual pension benefits under the Retirement Plan, assuming retirement at age 65, at various levels of compensation and years of credited service are illustrated by the following table:


                                               Annual Retirement Benefit for Specified
                                                   Years of Credited Service(1)(2)
Highest Average
Compensation(3)              15            20             25              30             35             40           50
---------------------     --------      --------        --------       ---------       --------      --------     --------
$  125,000...........     $ 26,115      $ 35,656        $ 45,694       $ 55,811        $ 57,102      $ 58,635      $61,760
$  150,000...........     $ 32,365      $ 43,989        $ 56,111       $ 68,312        $ 69,915      $ 71,760      $75,510
$  175,000...........     $ 38,615      $ 52,323        $ 66,528       $ 80,812        $ 82,727      $ 84,885      $89,260
$  200,000...........     $ 44,865      $ 60,656        $ 76,945       $ 93,312        $ 95,540      $ 98,010     $103,010
$  225,000...........     $ 51,115      $ 68,990        $ 87,362       $105,812        $108,352      $111,135     $116,760
$  250,000...........     $ 57,365      $ 77,323        $ 97,779       $118,313        $121,165      $124,260     $130,510
$  300,000...........     $ 69,866      $ 93,990        $118,613       $143,313        $146,790      $150,510     $158,010
$  400,000...........     $ 94,866      $127,324        $160,280       $193,314        $198,040      $203,010     $213,010
$  450,000...........     $107,366      $143,991        $181,114       $218,315        $223,665      $229,260     $240,510
$  500,000...........     $119,867      $160,658        $201,948       $243,315        $249,290      $255,510     $268,010
$  600,000...........     $144,867      $193,992        $243,615       $293,316        $300,540      $308,010     $323,010
$  800,000...........     $194,868      $260,660        $326,950       $393,318        $403,040      $413,010     $433,010
$1,000,000...........     $244,869      $327,328        $410,285       $493,320        $505,540      $518,010     $543,010

--------------------

   (1) These are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. The maximum annual benefit permitted under
        Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), is generally limited to $125,000 at present and will be adjusted to reflect cost-of-living increases in 1998 and succeeding plan years.

   (2) This table includes supplemental pension benefits payable to Mr. Shorin in excess of the limitations on compensation and benefits under the Code and other applicable laws, pursuant to an agreement entered into on May 19, 1986, and amended May 18, 1994 (the "Supplemental Pension Agreement"). These benefits are computed in accordance with the same formula provided under the Retirement Plan without regard to the aforementioned limitations. However, compensation attributable to stock appreciation rights and stock options is not taken into account in determining highest average compensation for purposes of the Supplemental Pension Agreement.

  (3) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Code, compensation in excess of $160,000 (as adjusted to reflect cost-of-living increases) is disregarded for purposes of determining highest average compensation of participants in the Retirement Plan for 1997. Benefits accrued as of the last day of the plan year beginning in 1993 on the basis of compensation in excess of $160,000 are preserved. The $160,000 limit will be adjusted for cost-of-living increases in 1998 and succeeding plan years.



      The normal retirement benefit under the Retirement Plan is payable in the form of a "straight life" annuity and is equal to the greater of (i) 1.667% of a participant's highest average W-2 compensation multiplied by the participant's years of credited service not in excess of 30 years, plus .25% of the participant's highest average compensation multiplied by the participant's years of credited service in excess of 30 years, reduced by 50% of the participant's estimated primary Social Security benefit determined on the basis of the participant's earnings from the Company, or (ii) $204 multiplied by the participant's years of credited service not in excess of 20 years, plus $144 multiplied by the participant's credited service in excess of 20 years (but not to exceed 10 additional years). The "highest average compensation" for purposes of determining the normal retirement benefit is equal to 1/5 of the total compensation that is paid to a participant by the Company for the 60 consecutive-month period in which the participant's compensation was greatest during the 120-month period prior to the participant's retirement or termination of employment. Subject to the $160,000 compensation limit in the case of an executive officer other than Mr. Shorin, such compensation includes all compensation reflected in the Summary Compensation Table to the extent included in gross income for the applicable base years, except for income attributable to reimbursement of moving expenses.

      As of March 1, 1997, the persons named in the Summary Compensation Table were credited with the following years of service: Mr. Shorin - 38; Mr. Langdon - 8; Mr. Berger - 49; Mr. Boyum - 7; and Mr. Perillo- 20.


Employment Agreements

       On October 28, 1991, the Company entered into employment agreements
(the "Agreements") with Arthur T. Shorin, Chairman of the Board and Chief Executive Officer, and John J. Langdon, President and Chief Operating Officer. Each Agreement provides for a three-year term subject to automatic extension. Each Agreement will terminate three years from the date that either the executive or the Company gives notice of his or its intention not to extend the Agreement, unless terminated earlier as provided in the Agreement. Mr. Shorin's Agreement provides for an annual base salary of $822,269, subject to annual 10% increases which have been waived by Mr. Shorin for fiscal years 1996 through 1998 and limited to 4% for fiscal years 1994 and 1995. Mr. Shorin's Agreement provides for an annual target bonus opportunity of 50% of base salary. For fiscal years 1995 through 1998, Mr. Shorin has agreed to limit his target bonus opportunity to 20% of annual base salary. Mr. Langdon's Agreement provides for a current annual base salary of $425,000 and for participation in the Company's bonus plans with target bonuses and performance objectives set by the Company's Chief Executive Officer, subject to the approval of the Compensation Committee.

      If either executive is terminated without "Cause" or resigns for "Good Reason" (as defined in the Agreements), a lump sum severance payment will be made as liquidated damages based upon the executive's salary at the time of termination and the average annual bonus for the three fiscal years ended prior to the date of termination. In the case of Mr. Shorin, such payment will be equal to three times his base salary and bonus, and in the case of Mr. Langdon, such payment will be equal to 2.5 times his base salary and bonus.

      Each Agreement requires that, in the event any payments made upon termination of employment are treated as "parachute payments" subject to excise taxes under federal tax law, the Company will make an additional payment to the executive so that his after-tax position is the same as if the payments were not subject to an excise tax. During the term of Mr. Langdon's employment, the Company is required to obtain and maintain life insurance coverage in the amount of $4,000,000 and to obtain and maintain disability insurance policies in an amount equal to 60% of salary and bonus.

      Mr. Shorin's Agreement also requires the Company to make annual contributions to an irrevocable Company trust account of assets equal to the present value of the supplemental pension benefits which accrue during each fiscal year for Mr. Shorin under his Supplemental Pension Agreement.


Report of the Compensation Committee on Executive Compensation

      The Compensation Committee approves compensation objectives and policies as well as compensation plans and specific compensation levels and grants of stock options for all executive officers.

      The Compensation Committee seeks to provide a competitive total compensation package that will motivate and retain key employees. The Committee also seeks to provide incentives to achieve short and long-term business objectives that will enhance the value of the Common Stock. In establishing total compensation packages for the executives named in the Summary Compensation Table, the Committee considers the competitive compensation analysis of outside consultants and their recommendations regarding the base salary and bonus levels of executives with similar responsibilities in companies of similar size, business and complexity. The Committee also considers each executive's experience in his position at the Company and his performance over a sustained period of time.

      The base compensation for the Chief Executive Officer and the President is determined through contracts which are discussed under the caption "Employment Agreements." In view of the Company's performance, the stipulated minimum increase in base compensation called for by the Chief Executive Officer's employment agreement was limited to 4% for fiscal years 1994 and 1995 and was waived for fiscal years 1996 and 1997. Base compensation for executives not covered by employment contracts takes into consideration the level of responsibility involved, the knowledge and experience required, and competitive pay levels.

      Bonuses are awarded to reward and retain key executives and are generally contingent upon the Company's financial performance during the past year as reflected in the Company's achievement of pre-established earnings objectives. Although annual target bonus opportunities of 50% of base salary are required to be provided under Mr. Shorin's employment agreement, Mr. Shorin's annual bonus opportunity was consensually limited to 20% of base salary for the Company's 1995 through 1997 fiscal years. Bonus targets were not attained for fiscal 1997 and no bonus was paid to Mr. Shorin for this period.

      Long-term incentive compensation opportunities are provided through grants of stock options under the 1996 Stock Option Plan. All grants are made at exercise prices which are at least equal to the fair market value of the Common Stock on date of grants so executives can gain only when stockholders gain. No grants were made during the 1997 fiscal year to any of the executive officers named in the Summary Compensation Table.

      Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the corporation's Chief Executive Officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as "performance-based." Based on information currently available, the Compensation Committee believes that all compensation arrangements that could potentially result in the compensation of any named executive officer exceeding $1 million would qualify as performance-based and that all compensation paid to the Company's named executive officers will be fully deductible. Provided that other Company objectives are met, the Company intends to structure future incentive compensation arrangements for its named executive officers in a manner that will allow such compensation to be fully deductible for Federal income tax purposes.

The Compensation Committee:
      Wm. Brian Little
      Stanley Tulchin


                               PERFORMANCE GRAPH

      The graph set forth below shows the yearly percentage change in the Company's cumulative total stockholder return against each of the S & P MidCap 400 and a composite index (the "Composite Index"), in each case assuming an investment of $100 on March 2, 1992 and the accumulation and reinvestment of dividends paid thereafter through March 1, 1997.




                                     [Graph]







      The Composite Index is comprised of four industry groups reported in the "Directory of Companies required to file Annual Reports with the Securities and Exchange Commission," for the period ended September 30, 1993, and based upon the Standard Industrial Classification ("SIC") codes developed by the Office of Management and Budget, Executive Office of the President. The four industry groups are Miscellaneous Publishing (SIC Code 2741), Sugar and Confectionery Products (SIC Code 2060), Periodicals: Publishing or Publishing and Printing (SIC Code 2721), and Wholesale - Miscellaneous Durable Goods (SIC Code 5090).

                              CERTAIN RELATIONSHIPS

      Jack H. Nusbaum, a director, is a partner in the law firm of Willkie Farr & Gallagher, outside counsel to the Company.


                             APPOINTMENT OF AUDITORS

      The Board of Directors has retained Deloitte & Touche LLP as independent certified public accountants to report on the consolidated financial statements of the Company for the fiscal year ending February 28, 1998 and to perform such other services as may be required of them. The Board of Directors has directed that management submit the appointment of auditors for ratification by the stockholders at the Annual Meeting. An affirmative vote of the holders of a majority of the Common Stock, represented in person or by proxy and entitled to vote at the Annual Meeting, is necessary for ratification. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.


      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE TOPPS COMPANY, INC. AUDITORS



      STOCKHOLDER PROPOSAL REGARDING A CLASSIFIED BOARD OF DIRECTORS

      The Company has been informed that William Steiner intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board of Directors opposes this proposal for the reasons set forth below in the Board of Directors Statement in Opposition .

      William Steiner, whose address is 4 Radcliff Drive, Great Neck, New York 11024 and who is a beneficial owner of 1500 shares of Common Stock, submitted the following resolution:

                "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

      The proponent has furnished the following statement setting forth the reasons advanced by him in support of his proposal:

                "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

                 The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

                 The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to the stockholder to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

                 A classified board might also be seen as an impediment to a potential takeover of the Company's stock at a premium price. With the inability to replace the majority of the Board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

                 I am a founding member of the Investors Rights
          Association of America and I believe the concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION. "


         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "AGAINST"
                                 THIS PROPOSAL.



Board of Directors' Statement in Opposition to the Stockholder Proposal

      This proposal has been introduced by the same proponent and rejected by the stockholders at both the 1995 and 1996 Annual Meetings.

      As explained previously, under the Company's system of electing directors by classes, each director serves a three-year term, each class is as nearly equal as possible and one class is elected each year. This staggered election of directors is a common practice which has been adopted by the stockholders of many major corporations. It is specifically permitted by the laws of many states, including the State of Delaware as well the rules of the New York Stock Exchange.

      The Board of Directors of the Company believes that a classified Board of Directors promotes continuity of policy and stability of leadership by assuring that experienced personnel familiar with the Company and its business will be on the Board of Directors at all times. It is through such continuity that the Board can devise and implement policies to enhance stockholder value.

      In addition, the Board of Directors believes that a classified Board protects stockholders from precipitous changes in the Board and from sudden and disruptive attempts to obtain control of the Company. For example, throughout the 1980s there were a number of attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining actual control of the companies by electing their own slate of directors, or of achieving some other goal, such as forcing the company to repurchase its shares at a premium, by threatening to obtain such control. A proxy fight, regardless of whether successful, can seriously distract a company's management and board of directors and impose substantial costs on the company. A classified board is not intended to prevent takeovers but rather to force potential acquirers to negotiate at arm's length and in good faith with the Board. Through such negotiations, the Board will be in the best position to act in the best interests of all stockholders.

      Under the corporation law of the State of Delaware, the state in which the Company is incorporated, the action recommended in the proposal could be taken only if the Board of Directors recommended an amendment relating to Article FIFTH of the Company's Restated Certificate of Incorporation and directed that the amendment be submitted to a vote of the Company's stockholders. Under the terms of the Company's Restated Certificate of Incorporation, an affirmative vote of 66 2/3% of the outstanding shares of Common Stock entitled to vote would be required at a future meeting of the Company's stockholders in order to amend the staggered election of directors. The Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this stockholder proposal is only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.


         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "AGAINST"
                                 THIS PROPOSAL.

    STOCKHOLDER PROPOSAL REGARDING COMPENSATION OF NON-EMPLOYEE DIRECTORS

      The Company has been informed that Glenn Freedman intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board of Directors opposes this proposal for the reasons set forth below in the Board of Directors Statement in Opposition.

      Glenn Freedman, whose address is 2 Spruce Street, Great Neck, New York 11021 and who is a beneficial owner of 460 shares of Common Stock, submitted the following resolution:

                 "RESOLVED, that the shareholders recommend that the Board of Directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent (50%) of their total compensation in the form of Company stock which cannot be sold for three years."

      The proponent has furnished the following statement setting forth the reasons advanced by him in support of his proposal:

                 "A significant equity ownership by non-employee directors is probably the best motivator for enhancing shareholder value and facilitating identification with shareholders.

                 Traditionally, non-employee directors, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in fostering corporate profitability and shareholder value. All too often, outside directors' oversight has been too lax, and their actions were too late to effect any meaningful change.

                 The history of public corporations in America has too many examples of directors passively allowing strategic management errors to occur. This results in eroding corporate and shareholder value.

                 When compensation takes the form of company stock, there is a greater likelihood that outside directors will exercise greater diligence in protecting their own, as well as corporate, and shareholder interests.

                 What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Alexander & Alexander, Baxter International, Hartford Steam Boiler, James River, McGraw Hill, NYNEX, RJR Nabisco, Sunbeam Corporation, The Travelers, Westinghouse, Woolworth and Zurn Industries.

                 In June, 1995, the National Association of Corporate Directors' (NACD) Blue Ribbon Commission on Director Compensation issued a report urging that public company directors be paid their annual fees primarily in company stock to more closely align their interests with those of shareholders. Several widely-reported empirical studies have confirmed the potential efficacy of this approach. Albert J. Dunlap, a Commission member and Chairman and Chief Executive Officer of Sunbeam Corporation has stated:

                'What kind of contribution will the directors ever
                 make if they don't have a vested interest in the company's financial success. They've got to show that they believe in the company, that they're willing to stand  behind their choices......Any
                 director who isn't willing to be paid [one hundred] percent in stock doesn't believe in the company.'

                 It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them in stock. However, it is my contention that stock options entail no downside risk, i.e., while stock options offer rewards should the stock increase, if the stock price decreases, no penalties ensue. There are few strategies that are more likely to align the interests of outside directors with those of shareholders than one which results in their sharing of the same bottom line.

                I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "AGAINST" THIS
                                   PROPOSAL.



Board of Directors' Statement in Opposition to the Stockholder Proposal

      At the 1996 Annual Meeting a similar proposal was introduced and was rejected by the stockholders.

      The Company's Board of Directors shares the proponent's belief in the importance of incentive-based compensation for directors. The Board also believes that directors should have a financial stake in the Company. Indeed, as indicated by the table on page 2, which sets forth the ownership of the Company's Common Stock by management, all of the Company's non-employee directors are beneficial owners of Common Stock.

      The Company's 1994 Non-Employee Director Stock Option Plan encourages ownership in the Company by providing for an initial option grant to non-employee directors upon their being elected. The options do not become exercisable until one year after they are granted, and then only for a period of five years. In addition, the Company's 1996 Stock Option Plan provides for additional grants of stock options to non-employee directors on a case-by-case basis. The options are not transferable and thus act as a long-term incentive, consistent with continuity of service on the Board. The only value directors derive from these options is based on appreciation in the price of the Company's Common Stock, a result all stockholders desire.

      The Board believes that the existing director compensation structure offers directors the flexibility to balance stock-related and cash compensation in a manner compatible with their individual circumstances. The directors and the Compensation Committee periodically review the compensation of the Company's non-employee directors to ensure that it remains consistent with industry standards and continues to be fair and appropriate in light of the obligations and responsibilities of corporate directors. Mr. Freedman's proposal removes the Company's flexibility to determine the optimum form of compensation to attract and retain the best directors possible. In that regard, it is important to note that the cash compensation paid to non-employee directors has not been increased in the past ten years.

      The Board believes that the directors' stock option plans already approved by the Company's stockholders is a more appropriate means of aligning directors' and stockholder interests. In addition, the Board believes it is critical to retain the flexibility to alter director compensation as industry practice changes. In sum, the Board believes that its current system of compensating non-employee directors is fair, appropriate and in the best interest of stockholders.


      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "AGAINST" THIS
                                    PROPOSAL.

     STOCKHOLDER PROPOSAL REGARDING THE RETENTION OF AN INVESTMENT BANK TO
            EXPLORE ALTERNATIVES TO ENHANCE THE VALUE OF THE COMPANY

      The Company has been informed that Kenneth Steiner intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The Board of Directors opposes this proposal for the reasons set forth below in the Board of Directors Statement in Opposition.

    Kenneth Steiner, whose address is 14 Stoner Avenue, Suite 2-M, Great Neck, New York 11021 and who is a beneficial owner of 1400 shares of Common Stock, submitted the following resolution:

                 "Resolved: that the shareholders of the Company recommend and deem it desirable and in their best interest that the Board of Directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company."

     The Proponent has furnished the following statement setting forth the reasons advanced by him in support of his proposal:

              "In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the Board of Directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company.

                I am co-founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

                 Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

                 'Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

                 If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management - and themselves- to a higher standard'.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."


       YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING AGAINST THIS
                                    PROPOSAL.

Board of Directors Statement in Opposition to the Stockholder Proposal

      Your Board and the Company's officers are dedicated to maximizing stockholder value. Accordingly, the Company already maintains close relations with a nationally known investment bank that is keenly interested in helping the Company achieve that business objective. Under appropriate circumstances, the Company avails itself of the expertise provided by outside advisors, including other investment banks, lawyers, accountants and consultants. The Board considers the costs and benefits of hiring investment banks as well as other professional advisors in connection with various matters undertaken by the Company. At this time, the Board does not believe that hiring an investment bank for the purpose outlined in the proposal would serve the Company's interests in maximizing stockholder value in a meaningful respect.

      The Board and management are continuously considering various measures designed to increase stockholder value. Among the steps taken by the Company during 1996 were the closure of the Company's plant in Duryea, Pennsylvania, the outsourcing of certain production requirements, the reorganization of the Company's sales force and the expansion of the Company's international operations.

     In conclusion, the Board of Directors does not believe that hiring a new investment bank would be in the best interests of the Company and its stockholders at this time.


       YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING AGAINST THIS
                                   PROPOSAL.


                  STOCKHOLDER PROPOSALS -- 1998 ANNUAL MEETING

      Any proposals of stockholders of the Company intended to be included in the Company's proxy statement and form of proxy relating to the Company's next annual meeting of stockholders must be in writing and received by the Assistant Treasurer of the Company at the Company's office at One Whitehall Street, New York, New York 10004-2109 no later than January 24, 1998. In the event that the next annual meeting of stockholders is called for a date that is not within 30 days before or after June 25, 1998, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

      Any stockholder interested in making a proposal is referred to Article II, Section 4 of the Company's Restated By-Laws.

                                  OTHER MATTERS

      Management does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

                             SOLICITATION OF PROXIES

      The entire cost of soliciting management proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for their services. Management of the Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons and entities.

      The Company will provide to any stockholder of record at the close of business on May 15, 1997, without charge upon written request to its Assistant Treasurer at One Whitehall Street, New York, New York 10004, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 1, 1997.


                                       By order of the Board of Directors,

                                       Arthur T. Shorin
                                       Chairman and
                                       Chief Executive Officer